EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION OF
                       MEDICAL CONNECTIONS HOLDINGS, INC.


         The undersigned, being the President of, MEDICAL CONNECTIONS HOLDINGS, INC. (the "Company") and being duly authorized by the Board of Directors hereby certifies that:

         FIRST: Article 4.1 of the Articles of Incorporation is hereby amended to read as follows:

         4.1 Authorized Shares: The total number of shares of capital stock that the Corporation has the authority to issue is 75,000,000 (75 million) shares; consisting of 70,000,000 (70 million) shares of common stock $.001 par value and 5,000,000 (five million) shares of preferred stock, $.001 par value.

         The foregoing amendment was authorized and adopted by resolution of the Board of Directors and approved by the shareholders owning a majority of the outstanding voting securities pursuant to a written consent of the shareholders in lieu of a meeting on September 30, 2007. The number of votes cast by the shareholders for approval of the amendment was sufficient for approval.

         IN WITNESS WHEREOF the undersigned hereby submits this Certificate of Amendment to the Articles of Incorporation and affirms the same as true under penalties of perjury this 31st day of March, 2008.


/s/ Anthony Nicolosi
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ANTHONY NICOLOSI, President/Director